Exhibit 23.1
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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We have issued our reports dated January 11, 2007, accompanying the financial statements and schedule, and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of CopyTele, Inc. on Form 10-K for the year ended October 31, 2006. Our report accompanying the financial statements and schedule, which expresses an unqualified opinion, contains an explanatory paragraph that states CopyTele, Inc. incurred a net loss during the year ended October 31, 2006, and, as of that date, has an accumulated deficit, and among other factors raise substantial doubt about its ability to continue as a going concern. The financial statements and schedule do not include any adjustments that might result from the outcome of this uncertainty. We hereby consent to the incorporation by reference of said reports in the Registration Statements of CopyTele, Inc. on Forms S-8 (Registration Nos. 33-72716, 33-62381, 333-16933, 333-53416, 333-69650,
333-99717, 333-105012, 333-120333 and 333-132544).



/s/ GRANT THORNTON LLP

Melville, New York
January 11, 2007